EXHIBIT 2.12

                          TECHNOLOGY TRANSFER AGREEMENT

      THIS TECHNOLOGY TRANSFER AGREEMENT (this "AGREEMENT") is made and entered into as of February 1, 1999 between A.P.S., INC., a Delaware corporation ("APS") and a debtor and debtor-in possession in a case pending under chapter 11 of the Bankruptcy Code, and AUTO PARTS EXPRESS, LLC, a Delaware limited liability company ("AUTO PARTS"). Capitalized terms used but not otherwise defined in this Agreement have the meanings given in the Asset Purchase Agreement (as defined in the first Recitals clause).

                                      RECITALS

      WHEREAS, APS, certain APS Affiliates and Auto Parts have entered into an Asset Purchase Agreement, dated as of January 11, 1999 (the "ASSET PURCHASE AGREEMENT"), pursuant to which Auto Parts is purchasing on the date hereof substantially all of the business assets located at the Purchased Locations;

      WHEREAS, following the consummation of the transactions contemplated by the Asset Purchase Agreement, Auto Parts will conduct business at certain of the Purchased Locations and, in connection therewith and in furtherance thereof, Auto Parts is obtaining from APS a Services Agreement, dated as of the date hereof (the "SERVICES AGREEMENT"), between APS and Auto Parts, for a limited period of time to assist in the orderly transition of ownership of the Purchased Assets, with (i) limited access to PIMS and certain other management information systems; (ii) certain data processing services utilizing "Tomax," "Oracle" and certain other management information systems; and (iii) certain related limited administrative and technical support services as provided for in the Services Agreement; and

      WHEREAS, on May 1, 1999, or earlier if APS ceases operating PIMS, Auto Parts desires to acquire, and APS desires to transfer to Auto Parts, (i) all of APS' right, title and interest in Tomax, Oracle, and the other management information systems and other software described on EXHIBIT "A-1" attached hereto (collectively, the "APS TECHNOLOGY"), if and to the extent that the APS Technology is legally transferable, and (ii) certain hardware and other fixed assets, if and to the extent owned by APS, that are associated with the APS Technology and listed on EXHIBIT A-2 (the "TECHNOLOGY FIXED ASSETS") as more fully described herein.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
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SECTION 1.  TRANSFER OF THE APS TECHNOLOGY AND TECHNOLOGY FIXED ASSETS.

1.1. Subject to the provisions hereof, on the first to occur of: (a) 12:01 a.m. on May 1, 1999; or (b) the date on which APS ceases operating PIMS (the first to occur of such dates, the "TRANSFER DATE"), APS shall irrevocably transfer and assign, if and to the extent legally transferable, all of its right, title and interest in and to the APS Technology to Auto Parts (the "TECHNOLOGY TRANSFER") pursuant to one or more Assignment and Assumption Agreements, as necessary, substantially in the form attached as EXHIBIT "B" hereto, PROVIDED, HOWEVER that:

            (i) APS shall give Auto Parts notice of APS' of the shutdown of PIMS as promptly as reasonably possible after APS determines that it will cease or has ceased operating PIMS;

            (ii) in the event that Auto Parts remains obligated as of the Transfer Date to APS for any fees payable or obligations due under the Services Agreement or the Asset Purchase Agreement, then APS shall have no obligation to consummate the Technology Transfer until after such time that Auto Parts has paid to APS all such fees and performed such obligations in full, PROVIDED, THAT the foregoing shall not limit APS' ability to terminate this Agreement pursuant to
            Section 3.1 hereof;

            (iii) Auto Parts shall use its best efforts to obtain any legally required consents to the Technology Transfer, PROVIDED, THAT APS shall have no obligation to obtain any such consent but shall use commercially reasonable efforts (at no cost to APS) to assist Auto Parts in obtaining such consents;

            (iv) in the event that the Technology Transfer would: (a) violate, or result in a violation, material breach or default by APS under any loan agreement, security agreement, or other instrument to which it is a party or otherwise bound; (b) violate, or result in a violation by APS of, any provision of law, or any order, judgment or decree of any court or other governmental agency applicable to APS; or (c) violate, result in a default under or breach of, or conflict with, any contract, license, lease or any other agreement relating to the APS Technology to which APS is a party or otherwise bound, then APS shall have no obligation under this Agreement to consummate the Technology Transfer to the extent that the Technology Transfer would result in such violation, conflict, default or breach, in which case APS shall have no liability hereunder;

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            (v) after the Transfer Date, Auto Parts shall grant APS reasonable access to the APS Technology, at no cost to APS, to the extent that such access is required by APS in the winding-up of its businesses or performance of any agreements to which it is bound; and

            (vi) any costs associated with the Technology Transfer, including, but not limited to, cure costs which must be paid and non-monetary cures which must be performed pursuant to Section 365 of the Bankruptcy Code, transfer taxes, filing fees, and expenses shall be borne by Auto Parts.

1.2. APS shall, at the request of Auto Parts, provide Auto Parts with copies of documents or agreements in the possession of APS which relate to APS' rights in the APS Technology.

1.3. Auto Parts hereby acknowledges and agrees that from and after the Transfer Date, Auto Parts shall assume each and every obligation of APS relating to the APS Technology to the extent such is transferred to Auto Parts, including, but not limited to:

            (i) all obligations of APS to provide third parties (including, but not limited to, General Parts, Inc., BWP Distributors, Inc., The Parts Source, Inc. and W.E.Lahr Company, Inc.) ("THIRD PARTY TECHNOLOGY USERS"), with access to the APS Technology, use of the APS Technology, services relating to the APS Technology, or other similar rights with respect to the APS Technology;

            (ii) all obligations of APS to other parties with interests in the APS Technology, whether such parties have interests in the APS Technology by ownership, license, sub-license or otherwise, whether such obligations are monetary or non-monetary in nature.

      The Third Party Technology Users shall be third party beneficiaries with respect to the provisions of sub-clause (i) above.

1.4. Auto Parts shall defend, indemnify and hold APS and its affiliates, officers, directors, employees and agents harmless for any damages, liabilities, costs and expenses (including, but not limited to, reasonable attorney's fees incurred by APS) which arise as a result of all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever claimed or recovered by any third party which may at any time be imposed on, incurred by or asserted against APS or its affiliates, officers, directors, employees and agents in any way relating to or arising out of this Agreement, or the transactions contemplated hereby, including, without limitation, any claim or claims by (i) third

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
parties of infringement or other violation of their rights in the APS Technology or (ii) Third Party Technology Users of their rights to use the APS Technology or obtain services related thereto.

1.5. On the Transfer Date, subject to the terms and conditions set forth herein, Auto Parts shall purchase from APS, and APS shall sell, transfer, assign, convey and deliver to Auto Parts at the locations set forth on EXHIBIT "A-2", all of APS' right, title and interest in and to the Technology Fixed Assets, to the extent such Technology Fixed Assets are owned by APS. On the Transfer Date, Auto Parts shall pay APS for the Technology Fixed Assets a dollar amount equal to thirty percent (30%) of the aggregate value (as set forth on EXHIBIT "A-2") of the Technology Fixed Assets (the "PURCHASE PRICE"), which Purchase Price shall be payable by wire transfer pursuant to wire instructions to be provided by APS to Auto Parts. Notwithstanding the foregoing, APS shall not be required to sell, and Auto Parts shall not be required to purchase the Technology Fixed Assets in the event that the Technology Transfer is not consummated.

SECTION 2.  LIMITATION OF WARRANTIES

2.1. APS EXPRESSLY DISCLAIMS ALL WARRANTIES WITH RESPECT TO THE OWNERSHIP OR OPERATION OF THE APS TECHNOLOGY, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OR ARISING BY USAGE OF TRADE OR COURSE OF DEALING, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NO MISAPPROPRIATION AND NONINFRINGEMENT. APS SHALL NOT BE LIABLE FOR ANY PUNITIVE, SPECIAL, DIRECT, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION OR ANY OTHER LOSS) ARISING FROM OR RELATING TO THE USE OF THE APS TECHNOLOGY BY AUTO PARTS, WHETHER CLAIMED UNDER CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

SECTION 3.  TERMINATION; REMEDIES

3.1. In the event that Auto Parts materially fails to perform its obligations or materially breaches any of its covenants under the Asset Purchase Agreement or the Services Agreement and such default is not cured within five (5) business days after APS give Auto Parts notice of such default, APS may terminate this Agreement. This Agreement is subject to termination or modification as may be necessary to comply with the provision of any decree or order of the Bankruptcy Court.

3.2. In the event of a willful breach by APS of its obligations hereunder, APS shall be obligated to indemnify Auto Parts for documented commercially reasonable damages (including claims, liabilities, expenses, reasonable out-of-pocket costs and other legally recoverable damages) resulting from such breach,

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PROVIDED, HOWEVER that APS shall not have any obligation to indemnify Auto Parts for damages of any kind whatsoever to the extent that such damages exceed $50,000, less any amounts payable under the Services Agreement in the aggregate.

SECTION 4.  CONFIDENTIALITY.

Each of Auto Parts and APS agrees to keep, and to cause each of its affiliates, directors, officers, and employees to keep, confidential any and all confidential information of the other party that it receives in the course of performing its obligations hereunder (except that such information may be shared, on a confidential basis, with the party's attorneys and auditors) and each will not, without the other party's written consent, use any of such confidential information except as reasonably necessary to perform its duties under this or another of its agreements with the other party. Upon termination of this Agreement, each party will return, and will cause its affiliates to return, to the other party, all original documents and copies of the confidential information which are in its possession, PROVIDED, THAT, after consummation of the Technology Transfer, Auto Parts shall be entitled to retain the copies of the documents and agreements referenced in SECTION 1.2. Notwithstanding the foregoing, APS shall be permitted to provide copies of this Agreement to its lenders and the Bankruptcy Court. This SECTION 4 shall survive the termination of this Agreement.

SECTION 5.  RELATIONSHIP OF THE PARTIES.

It is expressly understood and agreed that, in rendering services hereunder, APS is acting as an independent contractor and that this Agreement does not constitute either party as an employee, partner, joint venturer, agent or other representative of the other party for any purpose whatsoever. Neither party has the right or authority to enter into any contract, warranty, guarantee or other undertaking in the name of or for the account of the other party, or to assume or create an obligation or liability of any kind, express or implied, on behalf of the other party, or to bind the other party in any manner whatsoever, or hold itself out as having any right, power or authority to create any such obligation or liability on behalf of the other or to bind the other party in any manner whatsoever (except as to any actions taken by either party at the express written request and direction of the other party).

SECTION 6.  MISCELLANEOUS.

6.1. SEVERABILITY. If any term or provision of this Agreement or the application thereof with respect to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of that term or provision to persons or circumstances other than those as to

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which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

6.2. GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the United States and the State of Delaware without giving effect to the principles of conflict or choice of laws thereof. For so long as APS is subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matter arising under or in connection with this Agreement, and consent to the jurisdiction of, the Bankruptcy Court.

6.3. HEADINGS. The caption headings in this Agreement are for reference purposes only, and do not constitute a part of this Agreement and shall not affect its meaning or interpretation.

6.4. NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be made in the same manner as is set forth in the Asset Purchase Agreement.

6.5. FORCE MAJEURE. Neither party shall be liable for its failure or delay in fulfilling its obligations hereunder, if such failure or delay is caused by fire, flood, weather conditions or other Act of God, invasions, insurrections, riots, closing of the public highways, strike, lockout or other labor dispute, civil unrest, war or any other reason beyond the reasonable control of the party. In the case of strikes, lockouts or other labor disputes, it is understood that such event is beyond the reasonable control of the party suffering the event unless and until the party is able to resolve it in a manner which such party deems reasonable and appropriate.

6.6. NO THIRD PARTY RIGHTS. Except as set forth in SECTION 1.3, the provisions of this Agreement shall not entitle any person not a signatory hereto to any rights hereunder or in respect hereof, as a third party beneficiary or otherwise, it being the specific intention of the parties herein to preclude any and all such persons from such rights.


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
This Agreement shall enter into full force and effect as of the date first set forth above upon its execution below by both of the parties.



                                    A.P.S., INC.


                                    By: /s/ BETTINA M. WHYTE
                                       Bettina M. Whyte, President





                                    AUTO PARTS EXPRESS, LLC


                                    By: /s/ E. EUGENE LAUVER
                                       E. Eugene Lauver,
                                       Executive Vice President



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